Exhibit 10.5
Execution Copy
GENERAL SERVICE SUPPLY AGREEMENT
between
Hynix Semiconductor Inc.
and
MagnaChip Semiconductor, Ltd.
October 6, 2004

[*****] = Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Securities and Exchange Commission.

TABLE OF CONTENTS

Page
ARTICLE 1. DEFINITIONS	1

ARTICLE 2. TERM OF AGREEMENT; DURATION OF SERVICES	7

ARTICLE 3. SERVICES AND FEES	8

ARTICLE 4. SUPPLY OF THE SERVICES; RIGHT OF FIRST REFUSAL	13

ARTICLE 5. MAINTENANCE OF THE SERVICES	14

ARTICLE 6. COORDINATING COMMITTEE	15

ARTICLE 7. PAYMENTS FOR THE SERVICES	15

ARTICLE 8. REPRESENTATIONS, WARRANTIES AND COVENANTS	17

ARTICLE 9. FORCE MAJEURE	18

ARTICLE 10. TERMINATION; EFFECT OF TERMINATION	20

ARTICLE 11. INDEMNIFICATION	20

ARTICLE 12. LIMITATION ON LIABILITY	21

ARTICLE 13. ASSIGNMENT	21

ARTICLE 14. GOVERNING LAW; DISPUTE RESOLUTION	22

ARTICLE 15. CONFIDENTIALITY	23

ARTICLE 16. MISCELLANEOUS	24

EXHIBIT A SHORT TERM SERVICES

EXHIBIT B ENVIRONMENTAL SAFETY & FACILITY MONITORING SERVICES FEES

EXHIBIT C UTILITIES AND INFRASTRUCTURE SUPPORT SERVICES FEES

EXHIBIT D VIVENDI SERVICES FEES & CERTAIN VIVENDI ASSETS

EXHIBIT E WELFARE FACILITY SERVICES FEES

EXHIBIT F CHEMICAL PROCUREMENT SERVICES FEES

EXHIBIT G PARKING LOT, SPORTS FIELDS AND TENNIS COURT NEAR THE WOMEN’S DORMITORIES

APPENDIX I SAMPLE CALCULATION OF FEES
-i-

GENERAL SERVICE SUPPLY AGREEMENT
This GENERAL SERVICE SUPPLY AGREEMENT (this “Agreement”), dated as of October 6, 2004 (the “Effective Date”), is entered into by and between:
(1)	Hynix Semiconductor Inc., a company organized and existing under the laws of the Republic of Korea (“Korea”) with its registered office at San-136-1, Ami-Ri, Bubal-Eub, Ichon-Si, Kyoungki-Do, Korea (“Hynix”); and
(2)	MagnaChip Semiconductor, Ltd., a company organized and existing under the laws of Korea with its registered office at 1, Hyangjeong-Dong, Heungduk-Gu, Cheongju-Si, Chungcheongbuk-Do, Korea (“NewCo”) (each a “Party” and collectively the “Parties”).
RECITALS
WHEREAS, the Parties have entered into a certain business transfer agreement dated June 12, 2004, as amended (the “BTA”) pursuant to which, among other things, NewCo has agreed to acquire the Acquired Assets (as defined in the BTA) from Hynix subject to the terms and conditions set forth in the BTA;
WHEREAS, the Parties desire to enter into an agreement as contemplated by the BTA whereby Hynix and NewCo will provide to each other certain services related to goods, utilities and facilities in accordance with the terms and conditions of this Agreement which are required or desirable for the transition, setting-up or continuing operation of the applicable Party’s business; and
WHEREAS, the execution and delivery of this Agreement is a condition to the Closing under the BTA.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:
Article 1. Definitions
1.1.	Unless otherwise defined herein, all capitalized terms shall have the meanings set forth below:
“Affiliate” shall have the meaning ascribed to such term in the BTA.
“AUP” shall mean the agreed-upon-procedures which Samil PricewaterhouseCoopers (formerly Samil Accounting Corporation) has performed in connection with the financial statements attached in Schedule 2.4 of the BTA.
“BTA” shall have the meaning ascribed to such term in the Recitals.
“Business” shall have the meaning ascribed to such term in the BTA. Any reference to the “conduct of the Business” or the “operation of the Business” shall refer to the conduct or operation of the Business as conducted as of the execution date of the BTA.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in Seoul are authorized or obligated by relevant law to close.
“CAO Operation Support Services” shall mean on-the-job training of personnel so that such personnel can provide services related to accounting, finance, administration and control of human resources (but excluding planning and decision functions of human resources), which have been historically provided to the Business.
“Chemical Procurement Services” shall mean the sale by Hynix to NewCo of such quantities of CPD-18 in a state of Developer 2.38% CPD2000 (Developer 20%) and produced by mixing with de-ionized water (the “Chemical”) as are requested by NewCo from time to time to meet the requirements of NewCo’s business, and the services related to such sale in which every morning Hynix will pick up from such locations within the Hynix Complex in Cheongju, Korea as may be designated by NewCo from time to time such drums which NewCo has deposited there for these Services and the following morning Hynix will deliver to the same locations each such drum refilled with the Chemical.
“Closing” shall have the meaning ascribed to such term in the BTA.
“Closing Date” shall have the meaning ascribed to such term in the BTA.
“Confidential Information” shall have the meaning ascribed to such term in Section 15.1.
“Coordinating Committee” shall have the meaning ascribed to such term in Section 6.1.
“Daesung” shall mean Daesung Industrial Gas Co., Ltd., a company organized and existing under the laws of Korea and a party to the Daesung Agreements.
“Daesung Agreements” shall mean all agreements entered into between Hynix and Daesung under which Daesung supplies gas to Hynix by constructing and operating, at Daesung’s own cost and responsibility, on-site gas plants within the Hynix Complex in Cheongju, Korea.
“Damages” shall mean any and all losses, settlements, expenses, liabilities, obligations, claims, damages (including any governmental penalty or costs of investigation, clean-up and remediation), deficiencies, royalties, interest, costs and expenses (including reasonable attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened incident to the successful enforcement of this Agreement), the extent of which are recoverable under Korean law. For the purposes of Articles 11 and 12, Damages also shall include any and all increases in insurance premiums that are reasonably demonstrably attributable to the breach by NewCo or Hynix, as the case may be, of its representations, warranties, agreements and covenants expressly contained in this Agreement, or negligence, gross negligence, intentional breach or willful misconduct of NewCo or Hynix, as the case may be, for the two following annual policy periods.

“Environmental Safety & Facility Monitoring Services” shall mean the services related to wastewater treatment, sewage management (to the extent it is not supplied as a part of the Vivendi Services), fire emergency service and drills/training, facility monitoring service, radiation and in-house clinic, which have been historically provided to the Business.
“Event of Force Majeure” shall have the meaning ascribed to such term in Section 9.1.
“Governmental Authorization” shall mean any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or otherwise pursuant to any applicable laws, or any registration with, or report or notice to, any Governmental Entity pursuant to any applicable laws.
“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.
“Hynix Complex” shall mean the Hynix and/or NewCo manufacturing, testing, packaging, research and development and other facilities located at Ichon, Cheongju, Gumi, and Seoul, Korea.
“Hynix Utilities and Infrastructure Support Services” shall mean the services related to electricity (154kV substation and substation of the Korea Electric Power Corporation), water, fuel (city gas and light oil), bulk gasses (of the type historically provided under the Daesung Agreements) and de-ionized water (to the extent it is not supplied by Vivendi as a part of the Vivendi Services), which have been historically provided to the Business in Cheongju, Korea.
“Indemnified Party” shall have the meaning ascribed to such term in Section 11.1.
“Indemnifying Party” shall have the meaning ascribed to such term in Section 11.1.
“Joint Purchasing Services” shall mean, to the extent permitted by applicable law, such cooperation and coordination between the Parties, including by means of information sharing and joint purchasing from the same vendors, as is necessary or advisable to achieve such benefits including volume discounts, cost reductions and efficiency in gathering market information in the purchase of equipment, silicon wafers, photo chemicals and other raw materials and spare parts, which have been historically provided to the Business.
“Leased Premises” shall have the meaning ascribed to such term in Section 3.14(a).
“Long-Term Service” shall mean each of the Vivendi Services and each of the services related to (a) electricity (154kV substation), electricity (substation of the Korea Electric Power Corporation), bulk gasses and de-ionized water (to the extent it is not supplied as a part of the Vivendi Services), which are part of the Hynix Utilities and Infrastructure Support Services; (b) use of and services related to dormitory (including sewage and waste management and disposal services), Hynix culture center, security cameras, security guard house, commuting bus, cafeteria, communication systems including leased lines, company broadcasting system (other than content), company house (Poolen Apartments, Sawon Apartments and sa-rang-bang) and leased apartments (Woojung apartments), sports field, tennis courts and parking lot (near women’s dormitories) and reserve troops in Cheongju, Korea, and use of and services relating to Highla Condominiums, Korea Condominiums and, subject to then applicable union contracts and restrictions, other condominiums existing as of the date hereof, which are part of the Welfare Facility Services; and (c) wastewater treatment and sewage management (to the extent they are not supplied as a part of the Vivendi Services), fire emergency service and drills/training and in-house clinic, which are part of the Environmental Safety & Facility Monitoring Services.
“Maintenance Activities” shall have the meaning ascribed to such term in Section 5.1.
“Mask Services” shall mean certain services relating to the Products as defined in the Mask Production and Supply Agreement between the Parties, dated the date hereof, including defect inspection, repair and cleaning of such Products.
“NewCo Utilities and Infrastructure Support Services” shall mean the services related to management of water tank, supply of assembly utility and waste management, which have been historically used or received by Hynix (other than in connection with the Business) in connection with Hynix’s use of the R, C1, C2, C3 and Assembly buildings in Cheongju, Korea.
“Notice of Sale” shall have the meaning ascribed to such term in Section 4.5.
“Notice Period” shall have the meaning ascribed to such term in Section 4.5.
“Offered Assets” shall have the meaning ascribed to such term in Section 4.5.
“Permitted Business” shall mean the Business or any other semiconductor, information technology or other technology related business.
“Service Facilities” shall mean those facilities at the Hynix Complex and those assets that are used for or relate to the provision of the Services.
“Services” shall mean such services related to goods, facilities and utilities which are required or desirable for transition, setting-up or continuing operation of the applicable Party’s business and consisting of each of the services constituting the Vivendi Services, Hynix Utilities and Infrastructure Support Services, NewCo Utilities and Infrastructure Support Services, Welfare Facility Services, Environmental Safety & Facility Monitoring Services, Mask Services, CAO Operation Support Services, Chemical Procurement Services, Joint Purchasing Services and the other services described herein.
“Subsidiaries” shall have the meaning ascribed to such term in the BTA.
“Term” shall have the meaning ascribed to such term in Article 2.

“Third Party Supplier(s)” shall mean Daesung and/or Vivendi, as applicable, which provide certain services to Hynix for Hynix’s provision of such Services hereunder.
“Third Party Supplier Agreement(s)” shall mean the Daesung Agreement and/or the Vivendi Water and Wastewater Services Agreement, as applicable, and any replacements or modifications thereof from time to time.
“Unprotected Long-Term Services” shall mean each of the services related to (a) security cameras, security guard house, commuting bus, cafeteria, communication systems including leased lines, company broadcasting system, company house (Poolen Apartments, Sawon Apartments and sa-rang-bang) and leased apartments (Woojung apartments), sports field, tennis courts and parking lot (near the women’s dormitories) and reserve troops in Cheongju, Korea, and Highla Condominiums, Korea Condominiums and, subject to then applicable union contracts and restrictions, other condominiums existing as of the date hereof, which are part of the Welfare Facility Services; and (b) fire emergency service and drills/training and in-house clinic, which are part of the Environmental Safety & Facility Monitoring Services.
“Vivendi” shall mean Veolia Water Industrial Development Co., Ltd. (formerly known as “Vivendi Water Industrial Development Co., Ltd.”), organized and existing under the laws of Korea and a party to the Vivendi Water and Wastewater Services Agreement.
“Vivendi Services” shall mean the services related to de-ionized water supply and wastewater disposal in the Hynix Complex located in Cheongju, Korea and in Gumi, Korea, and all such other services provided by Vivendi to Hynix under the Vivendi Water and Wastewater Service Agreement.
“Vivendi Water and Wastewater Services Agreement” shall mean the Water and Wastewater Services Agreement dated March 29, 2001 entered into by and between Hynix (then named Hyundai Electronics Industries Co., Ltd.) and Vivendi, as the same may be amended from time to time.
“Warrant Issuer” shall have the meaning ascribed to such term in the BTA.
“Welfare Facility Services” shall mean such welfare and facility services, including the use of and services related to (a) dormitories (including sewage and waste management and disposal services), Hynix culture center, security cameras, security guard house, commuting bus, cafeteria, communication systems, company broadcasting system (other than content), company house (Poolen Apartments, Sawon Apartments and sa-rang-bang) and leased apartments (Woojong apartments), sports fields, tennis courts and parking lot (near women’s dormitories), and reserve troops in the Hynix Complex located in Cheongju, Korea; (b) leased apartments, dormitory (including sewage and waste management and disposal services), cafeteria, gymnasium, parking lot, communication systems, pavilion/PR center/audience room, kindergarten, reserve troops, security and sports field in the Hynix Complex located in Ichon, Korea; (c) reserve troops, postal and package delivery (among Cheongju, Ichon and Youngdong), security card key system and communication systems in the Hynix Complex located in Youngdong Building,

Seoul, Korea, which have been historically provided to the Business; and (d) Highla Condominiums, Korea Condominiums and, subject to then applicable union contracts and restrictions, other condominiums existing as of the date hereof owned by Hynix.
1.2.	Rules of Interpretation.
(a)	When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)	Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(c)	The words “hereof”, “hereto”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)	The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)	A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)	A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(g)	The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(h)	Headings are for convenience only and do not affect the interpretation of the provisions of this Agreement.

(i)	Any Exhibits attached hereto are incorporated herein by reference and shall be considered as a part of this Agreement.

Article 2. Term of Agreement; Duration of Services
2.1.	This Agreement shall become effective on the Effective Date and continue in full force and effect for so long as any Service is being provided hereunder, unless earlier terminated in accordance with Article 10 (the “Term”).
2.2.	Unless specified otherwise in this Article 2, each of the Services shall be provided from the Effective Date until the date that is one (1) year after the Effective Date (the “Initial Service Period”), unless otherwise earlier terminated pursuant to this Agreement. Unless specified otherwise in this Article 2, after the Initial Service Period for a Service, such Service shall be provided for one additional one (1) year period NewCo notifies Hynix in writing of its desire not to renew the provision of such Service at least sixty (60) days prior to the expiration of the Initial Service Period or the Service is earlier terminated pursuant to this Agreement.
2.3.	The provision of Services in the Hynix Complex located in Youngdong Building, Seoul, and Ichon, Korea, respectively, will terminate after the applicable lease for the Hynix Complex located in Youngdong Building, Seoul, and Ichon, Korea, respectively, terminates, provided, however, that with respect to the leased apartments in Ichon, Korea, NewCo or the NewCo employee (as applicable) shall have the right to early termination of such leased apartment without penalty and shall, subject to the regulations of Hynix concerning the leased apartments, have the option to renew a leased apartment for one additional term.
2.4.	Each Long-Term Service shall be provided for the Initial Service Period and for successive additional one (1) year periods, unless NewCo notifies Hynix in writing of its desire not to renew the provision of such Long-Term Service at least sixty (60) days prior to the expiration of the Initial Service Period or any annual anniversary thereof or the Long-Term Service is earlier terminated pursuant to this Agreement.
2.5.	NewCo and Hynix shall, for a period of one year from the date hereof, cooperate with each other and negotiate in good faith with Vivendi regarding, and use commercially reasonable efforts to enter into, separate water and wastewater services agreements with Vivendi under which Vivendi shall directly provide NewCo and Hynix with services that are identical to the services provided by Vivendi to Hynix under the Vivendi Water and Wastewater Services Agreement, with terms at least as favorable as those on which the services are currently provided to Hynix. To the extent that NewCo is able to enter into such an agreement, Hynix will no longer be obligated to provide such services as are provided directly from Vivendi to NewCo under such agreement. To the extent that NewCo is unable to receive the applicable services directly from Vivendi, Hynix shall remain obligated to provide Vivendi Services to NewCo in accordance with the terms and conditions of this Agreement. NewCo and Hynix shall, for a period of one year from the date hereof, cooperate with each other and negotiate in good faith with Daesung regarding, and use commercially reasonable efforts to enter into, separate gas agreements with Daesung under which Daesung shall directly provide NewCo and Hynix with services that are identical to the services provided by Daesung to Hynix under the Daesung Agreements, with terms at least as favorable as those on which the services currently are provided to Hynix. To the extent that NewCo is able to enter into such an agreement, Hynix will no longer be obligated to provide such services as are provided directly from Daesung to NewCo under such agreement. To the extent that NewCo is unable to receive the applicable services directly from Daesung, Hynix shall remain obligated to provide such services to NewCo in accordance with the terms and conditions of this Agreement.
2.6.	NewCo Utilities and Infrastructure Support Services shall be provided for the Initial Service Period and for successive one (1)-year periods, unless Hynix notifies NewCo in writing of its desire not to renew the provision of the NewCo Utilities and Infrastructure Support Services at least sixty (60) days prior to the expiration of the Initial Service Period or any annual anniversary thereof or the NewCo Utilities and Infrastructure Support Services are earlier terminated pursuant to this Agreement.
2.7.	Notwithstanding any other provision of this Agreement to the contrary, each Party may terminate the provision of any Service, in whole or in part, by providing the other Party with sixty (60) days prior notice of such termination (or such shorter time period of notice as is specified for such Service in Exhibit A). The terminating Party shall not be obligated to pay the other Party the service fees attributable to such cancelled Service(s), or part thereof, to the extent such fees are for services provided for any period beginning on or after the effective date of such termination.
2.8.	Chemical Procurement Services shall be provided from the Effective Date until the date that is five (5) years after the Effective Date, and thereafter for so long as Hynix has the capacity to provide such Service, unless otherwise earlier terminated pursuant to this Agreement.
2.9.	With respect to the Services related to the company broadcasting system under the Welfare Facility Services relating to production and development of content, such services shall be provided from the Effective Date until the date that is five (5) years after the Effective Date, unless otherwise earlier terminated pursuant to this Agreement.
2.10.	The Mask Services shall be provided from the Effective Date until the date that is five (5) years after the Effective Date, unless otherwise earlier terminated pursuant to this Agreement.
Article 3. Services and Fees
3.1.	Hynix shall provide, or cause the applicable Third Party Supplier to provide, NewCo with the Vivendi Services, Hynix Utilities and Infrastructure Support Services, Welfare Facility Services, Environmental Safety & Facility Monitoring Services, Mask Services, CAO Operation Support Services and Chemical Procurement Services, and NewCo shall receive such Services from Hynix, for the periods determined in accordance with Article 2. NewCo shall provide Hynix with the NewCo Utilities and Infrastructure Support Services, and Hynix shall receive such Services from NewCo, for the periods determined in accordance with Article 2.
3.2.	The Parties shall each provide the Joint Purchasing Services to the other at no cost to the other and, to the extent permitted by applicable law, shall jointly purchase equipment,

silicon wafers, photo chemicals and other materials or spare parts if such joint purchasing would reduce the cost of any such item. For such purpose, Hynix and NewCo shall form a joint purchasing steering committee composed of an equal number of representatives designated by each Party to, to the extent permitted by applicable laws, coordinate information sharing and the joint purchasing of equipment, silicon wafers, photo chemicals and other raw materials and spare parts.
3.3.	The fees for the Environmental Safety & Facility Monitoring Services, Hynix Utilities and Infrastructure Support Services, NewCo Utilities and Infrastructure Support Services, Welfare Facility Services and Chemical Procurement Services shall be determined in accordance with Exhibits B, C.1, C.2, E and F, respectively. Until the expiration and/or termination of the Vivendi Water and Wastewater Service Agreement, the fees for the Vivendi Services shall be determined in accordance with Exhibit D.
3.4.	Hynix shall provide NewCo with the CAO Operation Support Services, at no additional cost, for the period set forth in Article 2. Hynix shall provide NewCo with the Mask Services at actual cost incurred for the period set forth in Article 2.
3.5.	Upon the expiration of the Vivendi Water and Wastewater Service Agreement, Hynix will be entitled to receive certain assets (the “Vivendi Assets”) from Vivendi used in connection with the provision of services under such agreement. In such case, upon NewCo’s request, Hynix shall promptly transfer, assign and convey to NewCo, at no additional cost, those Vivendi Assets which are listed on Exhibit D hereto. Upon the early termination of the Vivendi Water and Wastewater Service Agreement, Hynix also will be entitled to receive the Vivendi Assets from Vivendi used in connection with the provision of services under such agreement. In such case, upon NewCo’s request, Hynix shall promptly transfer, assign and convey to NewCo those Vivendi Assets which are listed on Exhibit D hereto at the same price paid by Hynix to Vivendi for such Vivendi Assets under the Vivendi Water and Wastewater Services Agreement. To the extent that there are any benefits provided to either Party under the Vivendi Water and Wastewater Service Agreement, both Parties shall work in good faith to divide such benefits between them in an equitable manner.
3.6.	With respect to the Welfare Facility Services related to the dormitories, NewCo shall provide Hynix with the names and identities of NewCo’s employees who intend to use such Welfare Facility Services as soon as reasonably practical in advance of the first day of such use.
3.7.	NewCo agrees that it shall, and shall cause NewCo’s directors, officers, employees, agents, representatives or any other permitted users of the Welfare Facility Services to, abide by all reasonable safety and administrative rules and regulations of Hynix related to the Welfare Facility Services, if any.
3.8.	Subject to Section 3.14, Hynix and NewCo shall have equal rights for the use of all relevant facilities for the Welfare Facility Services. NewCo and its directors, officers and employees shall, at all times, receive the benefits of the Welfare Facility Services on terms and conditions that are as favorable as those enjoyed by Hynix, and its directors, officers and employees at such time without any additional incremental cost to NewCo or its directors, officers or employees.

3.9.	Hynix shall provide, at no additional cost, NewCo and NewCo’s representatives with access at all reasonable times to any historical data relating to the Business that NewCo may request. In furtherance of the forgoing, at the reasonable request of NewCo, Hynix shall provide NewCo and NewCo’s representatives with access to, or shall otherwise provide to NewCo and NewCo’s representatives, electronic data in electronic form relating to the Business. NewCo shall provide, at no additional cost, Hynix and Hynix’s representatives with access at all reasonable times to any historical data relating to Hynix’s business, except for information relating to the Business, that Hynix may request. Neither Party shall, for a period of six years after the date hereof, destroy any such data without giving the other Party at least 30 days prior written notice, during which time the other Party shall have the right (subject to Article 15) to examine, remove, to the extent not prohibited by operation of applicable law, or make and retain a copy of, any such data prior to destruction. Nothing herein shall limit or modify or be deemed to limit or modify the Parties’ rights and obligations under Section 6.2 of the BTA.
3.10.	If either Party receives any payment after the Closing Date to which the other Party is entitled pursuant to the BTA, such Party shall promptly (and in no event later than ten (10) Business Days after receipt of such payment) remit such payment to the other Party.
3.11.	In addition to the Services set forth herein, Hynix and NewCo acknowledge and agree that there may be additional services which have not been identified but which historically have been provided by Hynix to the Business and which shall continue to be required or desired by NewCo. If, within one year of the Closing Date, any such additional services are identified and requested reasonably in advance by NewCo, Hynix shall provide such additional services to NewCo in a manner consistent with the other Services, at a price no greater than actual cost, and, to the extent applicable, calculated by taking into account the AUP. Any such additional services which are consistent with the type and subject matter of other Long-Term Services under this Agreement shall be deemed to be Long-Term Services for the purposes of Article 2 and any other such additional services shall be provided until the second anniversary of the date hereof, subject to Section 2.7. With respect to additional services which historically have not been provided by Hynix with respect to the Business (“New Service”), at the request of NewCo, the Parties will discuss in good faith the provision of any such New Service by Hynix to NewCo.
3.12.	Any fees for the Services to be provided hereunder are set forth on the applicable Exhibit and there are no other fees for the Services except as set forth thereon. To the extent applicable, calculations hereunder shall be made by taking into account the AUP.
3.13.	Notwithstanding anything herein to the contrary, but subject to the last sentence of Section 3.11, the Parties acknowledge and agree that it is their mutual intent that the fees for the Services provided hereunder shall be no greater than the actual cost reasonably incurred to provide such Services. The Parties agree to cooperate in good faith in furtherance of the foregoing, including by adjusting the fees from time to time if necessary in order to effectuate this intent and by conducting, at the request of either Party, an audit of the fees in each calendar year during which services are provided (at a time within the first six months of the succeeding calendar year mutually agreed to in good faith) to compare the costs actually incurred to provide the Services hereunder during such period with the fees paid for such Services. The audited Party may dispute the results of any such audit, provided that the audited Party shall notify the requesting Party in writing of such disputed results within 30 days of the audited Party’s receipt of the results of the audit. In the event of any such dispute, Hynix and NewCo shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on Hynix and NewCo. If Hynix and NewCo are unable to reach a resolution to such effect of all disputed amounts within 30 days of receipt of the audited Party’s written notice of dispute to the requesting Party, NewCo and Hynix shall submit the amounts remaining in dispute for resolution to the Independent Accounting Firm, which shall, within 30 days after such submission, determine and report to Hynix and NewCo with respect to the amounts disputed. The findings of the Independent Accounting Firm shall be final, binding and conclusive on Hynix and NewCo. If the results of any such audit as finally determined indicate that the requesting Party has, in the aggregate with respect to all costs audited, paid more than the amount otherwise required to have been paid pursuant to this Agreement, the audited Party shall promptly (and in no event later than 30 days from the date of such determination) refund the amount of such overpayment to the requesting Party. If the results of any such audit as finally determined indicate that the requesting Party has, in the aggregate with respect to all costs audited, paid less than the amount otherwise required to have been paid pursuant to this Agreement, the requesting Party shall promptly (and in no event later than 30 days from the date of such determination) pay the amount of such underpayment to the audited Party. For any individual deficiency or overpayment indicated by the results of any such audit as finally determined, the Party owing the payment shall pay to the other Party, in addition to such payment due, interest thereon at a rate of eight (8%) percent per annum of such deficiency or overpayment for the period from the date of such deficiency or overpayment until the date finally paid or reimbursed, as the case may be. The total costs involved in any such audit shall be paid by: (i) the requesting Party, in the case that the audit demonstrates a deviation in the aggregate with respect to all audited costs of less than 5% from the amount otherwise required to have been paid pursuant to this Agreement, (ii) both Parties equally, in the case that the audit demonstrates a deviation from 5% to 10% and (iii) the audited Party, in the event that the audit demonstrates a deviation greater than 10%. Each Party shall use its commercially reasonable efforts to minimize the costs incurred to provide the Services. The Parties agree that the audit contemplated hereunder shall be conducted only once in each calendar year for all of the following agreements entered into by and between the Parties and/or their Affiliates as of the date hereof: General Service Supply Agreement, R&D Equipment Utilization Agreement, IT & FA Service Agreement, Taiwan Overseas Sales Services Agreement, U.S. Overseas Sales Services Agreement, Japan Overseas Sales Services Agreement, U.K. Overseas Sales Services Agreement and Hong Kong Overseas Sales Services Agreement.
3.14.	(a) Hynix and NewCo shall have the right to use up to 54.7% and 45.3%, respectively, of the units in each dormitory and apartment in Cheongju, Korea which is a part of the Welfare Facility Services. Each Party shall have the right to use such additional amount of the units in each such dormitory or apartment as the Parties may agree from time to time. In order to secure NewCo’s right described in the first sentence of this Section 3.14 (a), on or after the Effective Date, NewCo shall have the right to register lease rights (the “Lease Rights”) over 45.3% of the total floor area of each dormitory in the Hynix Complex in Cheongju, Korea (the “Leased Premises”) with the relevant real property registry offices for the Term, such Lease Right registration having priority over any lien or encumbrance established on such dormitories other than statutory liens and liens established thereon as of one (1) day prior to the Closing Date by Hynix’s financing creditors; provided, however, that with respect to the women’s dormitory, Hynix shall conduct the registration to preserve ownership with respect to the women’s dormitory within one (1) year from the Effective Date and shall thereafter register the Lease Rights over 45.3% of the total floor area of the women’s dormitory having priority over any lien or encumbrance established on the women’s dormitory other than statutory liens and liens to be established thereon by Hynix’s financing creditors. Hynix shall take any action necessary to maintain or cause to be maintained the priority of the Lease Right, subordinate only to such Hynix’s senior financing and statutory liens, with respect to the Leased Premises during the Term. Hynix shall provide to NewCo all necessary documents normally required of a lessor for the registration of the Lease Right on the Leased Premises on the Effective Date. For the avoidance of doubt, the Parties agree and acknowledge that notwithstanding the registration of the Lease Rights pursuant to this Section 3.14(a), NewCo shall not have the right to exclusively use the Leased Premises and the Parties shall have the right to use all dormitories in existence as of the date hereof on a pro rata shared basis as indicated in the first sentence of this Section 3.14(a).

(b)	With respect to the leased apartments in Ichon, Korea which are a part of the Welfare Facility Services, only the employees of NewCo who reside in such apartments on the date hereof or who apply to Hynix for occupancy within one day prior to the Closing Date shall be eligible to occupy such apartments.
3.15.	Hynix shall provide e-mail forwarding services for NewCo employees for up to six (6) months from the Closing Date at no additional cost so that any e-mail addressed to the former Hynix e-mail account of a NewCo employee shall automatically forward to the NewCo e-mail account of such NewCo employee. Each NewCo employee shall be entitled to use the same telephone numbers and fax numbers as it used prior to the Closing Date and NewCo shall also be entitled to use the same telephone numbers and fax numbers as were used by the Business prior to the Closing Date.
3.16.	With respect to the sports field and the parking lot near the women’s dormitories as set forth on Exhibit G, Hynix may cease to provide these facilities to NewCo on three months prior written notice in the event Hynix determines to put such space to a different use or sells such facilities, but if such facilities are replaced with a substitute recreational facility or parking lot, respectively, such facilities shall be made available to NewCo and its employees as part of the Welfare Facilities Services to the extent such substitute facilities are available to Hynix or its employees. If Hynix makes any other sports field or parking lot available to Hynix employees in lieu of the removed facilities, such other sports field and parking lot shall be made available to NewCo and its employees as part of the Welfare Facilities Services.
3.17.	Hynix may, on three months prior written notice to NewCo, remove the tennis courts set forth in Exhibit G in Cheongju, Korea, but only in the event that such tennis courts are replaced with a substitute recreational facility, such facility to be made available to NewCo and its employees as part of the Welfare Facilities Services.
3.18.	With respect to the Highla Condominiums, Korea Condominiums and, subject to then applicable union contracts and restrictions, other condominiums existing as of the date hereof under the Welfare Facilities Services, Hynix shall make such condominiums available to NewCo employees on the same terms applicable to Hynix employees. There shall be no additional fees paid by NewCo’s employees with regard to such condominiums except the usage fees paid by the employee using such condominiums, which shall be consistent with fees paid by Hynix employees.
3.19.	With respect to fire emergency drills/training under the Environmental Safety & Facility Monitoring Services, the Parties shall cooperate in good faith in determining the scheduling of such drills and training at mutually agreeable times.
3.20.	Beginning upon the expiration and/or early termination of the Vivendi Water and Wastewater Service Agreement, each Party will cooperate and coordinate with each other as is reasonably necessary or advisable for the joint operation of the Vivendi Assets, including entering into an agreement with a third party service provider, in order that both Parties receive services that are identical to the services provided by Vivendi as of the expiration and/or early termination of the Vivendi Water and Wastewater Service Agreement. Beginning upon the the expiration and/or early termination of the Vivendi Water and Wastewater Service Agreement, each Party shall provide back up services to the other Party with respect to the Vivendi Services, including use of de-ionized water systems, waste water treatment facilities and other applicable facilities.
Article 4. Supply of the Services; Right of First Refusal
4.1.	The obligations of Hynix to provide each of the Vivendi Services, and the part of the Hynix Utilities and Infrastructure Support Services provided by Daesung, set forth in this Agreement shall be subject, to the extent applicable, to the terms and conditions of the applicable Third Party Supplier Agreements; provided that NewCo shall be entitled to participate in any negotiations that Hynix may have with any third party supplier regarding the provision of services by such third party supplier, including any renewal, replacement, modification or termination of any third party supplier agreement and Hynix shall not agree to any renewal, replacement, modification or termination of the Vivendi Water and Wastewater Service Agreement or Daesung Agreements without NewCo’s prior written consent (which consent shall not be unreasonably withheld).

4.2.	Unless Hynix otherwise agrees and subject to Article 13, NewCo shall use the Services for the sole purpose of operating and maintaining NewCo’s business and may not sell, transfer, supply or grant access to any of the Services to any third party without Hynix’s prior written consent (which shall not be unreasonably withheld).
4.3.	All Services under this Agreement shall be performed in compliance with all applicable laws and regulations in all material respects, in a manner, to the extent and at a time, substantially consistent with past practice and in the manner, extent and time in which the applicable Party performs similar services for its own benefit (including with respect to using employees with similar levels and experience). The Parties agree to take timely and adequate action to correct any deficiency in the performance of any Service.
4.4.	The Parties shall cooperate in good faith to increase overall site safety and reduce insurance costs.
4.5.	In the event that Hynix wishes to sell or otherwise dispose of all or any part of its assets (“Offered Assets”) that are used for or relate to the provision of the Services at any time during the Term, Hynix shall first make an offer for the sale of such Offered Assets to NewCo by giving NewCo a written notice setting forth the price and other terms and conditions thereof (“Notice of Sale”). NewCo shall notify Hynix in writing whether NewCo accepts or rejects such offer made in the Notice of Sale within thirty (30) days after the receipt thereof (such thirty-day period, the “Notice Period”). Unless NewCo accepts in writing such offer made in the Notice of Sale prior to the expiration of the Notice Period, Hynix shall be free to sell or otherwise dispose of such Offered Assets offered through the Notice of Sale to a third party within thirty (30) days from the date of expiration of the Notice Period; provided, however, that such sale or disposal to a third party shall not be made under terms and conditions more favorable than the offer made to NewCo in the Notice of Sale. If Hynix sells or otherwise disposes of any of such Offered Assets, it shall nonetheless continue to provide NewCo with the Services in accordance with this Agreement without any other change in the terms and conditions thereof; provided, however, that Hynix shall not be obligated to provide an Unprotected Long-Term Service following the fifth anniversary of the date hereof if NewCo has rejected the offer made in a Notice of Sale with respect to the assets used to provide such Unprotected Long-Term Service.
Article 5. Maintenance of the Services
5.1.	During the Term of this Agreement if Hynix or any third party supplier (including Third Party Suppliers) has scheduled, or otherwise has planned to undertake inspection, testing, preventative maintenance, corrective maintenance, repairs, replacement, improvement or other similar activities to all or any portion of the Service Facilities (collectively, the “Maintenance Activities”), Hynix or the relevant third party supplier, as applicable, may, for the duration of such Maintenance Activities, interrupt, suspend or curtail the provision of relevant Services to the extent that the Maintenance Activities for the affected parts of the Service Facilities are necessary or advisable. In the event that Hynix is required to perform corrective maintenance, repairs due to malfunction or non-routine inspection due to a suspected malfunction, Hynix shall give NewCo prior written notice of such activities to the extent reasonably possible. In the event that Hynix proposes to conduct any other Maintenance Activities, Hynix shall give NewCo as much prior written notice as reasonably possible of such activities, which in any event shall not be less than 30 days prior written notice, and Hynix shall consult with NewCo prior to undertaking or permitting to occur any such Maintenance Activity. Upon Hynix’s receipt of any notice of any Maintenance Activities by any third party suppliers, Hynix promptly shall provide NewCo written notice thereof and shall consult with NewCo to the extent reasonably possible prior to permitting any such Maintenance Activities to occur.
5.2.	If NewCo receives such notice as set forth in Section 5.1, then to the extent that the affected Services are insufficient to meet NewCo’s requirements for NewCo’s use thereof in accordance with the terms and conditions hereof, Hynix shall (i) to the extent Hynix has alternative sources available internally, provide alternate sources for the affected Services for the duration of the Maintenance Activities, (ii) to the extent that Hynix obtains any alternate sources for such Services, Hynix shall make available a pro-rata share of these alternate sources to NewCo, and (iii) if the foregoing are not available or are insufficient to meet NewCo’s requirements, Hynix shall cooperate with NewCo to locate alternate sources for such Services. To the extent the foregoing alternate sources are provided by Hynix, there shall be no incremental cost or expense to NewCo. To the extent the foregoing alternate sources are provided by third-parties, NewCo shall bear the actual costs of the services it uses.
Article 6. Coordinating Committee
6.1.	Within thirty (30) days after the Effective Date, the Parties shall establish a coordinating committee (the “Coordinating Committee”) which shall consist of four (4) members, two (2) of which shall be appointed by Hynix and two (2) of which shall be appointed by NewCo. Each Party, upon prior written notice to the other Party, may from time to time remove or replace any member appointed by such Party.
6.2.	Except as the Parties may otherwise agree in writing, the Coordinating Committee shall have the power and the responsibility under this Agreement to:
(a)	act as a forum for the liaison between the Parties with respect to the day-to-day implementation of this Agreement;

(b)	subject to Article 14, seek to resolve disputes; and

(c)	undertake such other functions as the Parties may agree in writing.
Article 7. Payments for the Services
7.1.	Hynix shall invoice NewCo on the tenth (10th) day (except that for the Vivendi Services this shall be the fourteenth (14) day, until the expiration and/or termination of the Vivendi Water and Wastewater Service Agreement) of each calendar month for the fees for the Environmental Safety & Facility Monitoring Services, Hynix Utilities and Infrastructure Support Services (except for the fees for electricity (substation of the Korea Electric Power Corporation), water and fuel, which will be invoiced as set forth in the third sentence of this Section 7.1), Vivendi Services, Welfare Facility Services and Chemical Procurement Services, provided during the immediately preceding calendar month specifying the Services provided during that month and the amount of fees for such Services calculated in accordance with Exhibits B, C, D, E and F, respectively, and Article 3. By the twenty-fifth (25th) day of each calendar month so invoiced (except with respect to the Vivendi Services for which the due date will be the twenty-fourth (24th) day of each calendar month so invoiced, until the expiration and/or termination of the Vivendi Water and Wastewater Service Agreement), NewCo shall pay the invoiced amount and value added tax thereto to Hynix’s designated account by means of a wire transfer in cash. In addition, by the fifth (5th) day prior to the due date for the fees for electricity (substation of the Korea Electric Power Corporation), water and fuel supplied by Hynix to NewCo as part of the Hynix Utilities and Infrastructure Support Services as such due date is set forth on the relevant invoice therefor, Hynix shall invoice NewCo for the fees for such Services in the amounts for which such fees are set forth on the relevant invoice issued by relevant agencies and NewCo shall pay such invoiced amount and value added tax thereto to Hynix’s designated account by means of a wire transfer in cash by one (1) Business Day prior to such due date.
7.2.	NewCo shall invoice Hynix on the tenth (10th) day of each calendar month for the fees for the NewCo Utilities and Infrastructure Support Services provided during the immediately preceding calendar month specifying the Services provided during that month and the amount of fees for such Services calculated in accordance with Exhibit C. By the twenty-fifth (25th) day of each calendar month so invoiced, Hynix shall pay the invoiced amount and value added tax thereto to NewCo’s designated account by means of a wire transfer in cash.
7.3.	All payments hereunder shall be made in Korean Won.
7.4.	If a Party fails to make any payment due hereunder by the date it is due, such non-paying Party shall pay the other party, in addition to the amount of such payment due, a late charge of eight (8%) percent per annum of the outstanding amount, prorated to reflect a pro rata portion of such late charge for the period from the due date of the payment until finally paid.
7.5.	Notwithstanding any dispute on the amount of payment under this Agreement, each Party shall continue to perform its obligations hereunder (including obligations to make payments of the amounts included on the invoices for the Services which are not disputed in good faith) and be entitled to exercise its rights under this Agreement; provided, however, that if a Party fails to pay in full the portion of sums invoiced by the other which are not disputed by the invoiced Party in good faith for three (3) calendar months after such sums become due, the invoicing Party may suspend or curtail the applicable Services for which payment was not made until such payment is made in full. Any invoice amount which remains disputed after thirty (30) days shall be referred to the Coordinating Committee in accordance with Section 14.2.
7.6.	Each Party shall, at the request of the other Party, provide the other Party with relevant data and records for the determination of such Party’s compliance with its obligations under this Agreement (other than with respect to calculation of fees hereunder which is governed by Section 3.13); provided that a Party may make no more than one such request per calendar quarter and any such request must be reasonably specific. In this regard, each Party shall prepare and maintain proper books and records of all matters pertaining to the Services under this Agreement. Subject to Article 15 and the first sentence of this Section 7.6, upon seven (7) days prior written notice, either Party, or its authorized representatives, may examine during normal business hours, the books, records and documents of the other Party to the extent reasonably necessary for verification of compliance under this Agreement; provided, however, that if a Party is to provide such books and records to the other Party for such Party’s examination and photocopying purposes, the other Party may blackout any information contained in such books and records that relates to the other Party other than information that is required for the determination of the other Party’s compliance with its obligations under this Agreement.
7.7.	Notwithstanding anything herein to the contrary, in the event of a bankruptcy filing with respect to NewCo, NewCo shall deposit with Hynix an amount equal to the fees paid by NewCo during the immediately preceding full calendar month under the terms of this Agreement, against which will be credited fees payable by NewCo over the thirty day period following such deposit. NewCo shall renew such deposit each thirty days in each case by reference to the fees paid by NewCo during the full calendar month immediately preceding any such renewal until such bankruptcy protection filing has been accepted by the bankruptcy court. For the avoidance of doubt, NewCo shall not be relieved of responsibility for, and shall pay when due, any fees for services hereunder during any such thirty day period to the extent in excess of the then actual deposit.
Article 8. Representations, Warranties and Covenants
8.1.	Each Party hereby represents and warrants to the other Party that all of the statements contained in this Section 8.1 are true and correct with respect to such Party as of the Effective Date and at all times thereafter during the Term.
(a)	Organization. Such Party is duly incorporated and validly existing under the laws of Korea and has full power and authority to perform its respective obligations herein.

(b)	Authorization. Such Party has full corporate power and authority to execute and deliver this Agreement. The execution, delivery and performance by such Party of this Agreement have been duly authorized by all corporate actions on the part of such Party that are necessary to authorize the execution, delivery and performance by such Party of this Agreement.

(c)	Binding Agreement. This Agreement has been duly executed and delivered by such Party and, assuming due and valid authorization, execution and delivery hereof by the other Party, is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of injunctive relief may be subject to the discretion of the court before which any proceeding therefor may be brought or the general principle of good faith and fairness provided for in the Korean Civil Code.

(d)	No Violation of Laws or Agreements. The execution, delivery and performance of this Agreement does not, (i) contravene any provision of the articles of incorporation or bylaws, or other similar organizational documents, of such Party; or (ii) violate, conflict with, result in a breach of, or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under any agreement to which such Party is a party or by which it is bound.

(e)	Governmental Authorizations. Such Party has obtained all required Governmental Authorizations in connection with the supply of the Services.
8.2.	EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN THE BTA, NEITHER PARTY NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF SUCH PARTY, MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED (INCLUDING ANY REPRESENTATION OR WARRANTY FOR SUFFICIENCY, SATISFACTORY RESULT OR FITNESS FOR PARTICULAR PURPOSE WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER).
8.3.	Each Party covenants and agrees to endeavor to cooperate with the other Party so as to minimize any interference with the other Party’s operation of its business.
Article 9. Force Majeure
9.1.	Neither Party shall be liable to the other Party for failure of or delay in the performance of any obligations under this Agreement due to causes reasonably beyond its control including (i) war, insurrections, riots, explosions and inability to obtain raw materials due to then current market situations; (ii) natural disasters and acts of God, such as violent storms, earthquakes, floods and destruction by lightning; (iii) the intervention of any governmental authority or changes in relevant laws or regulations which restrict or prohibit either Party’s performance of its obligations under this Agreement or implementation of this Agreement; or (iv) strikes, lock-outs and work-stoppages (each, an “Event of Force Majeure”). Upon the occurrence of an Event of Force Majeure, the affected Party shall notify the other Party as soon as reasonably possible of such occurrence, describing the nature of the Event of Force Majeure and the expected duration thereof. Notwithstanding the foregoing, the Party receiving Services hereunder shall be under a continuing obligation to make payments for such Services which have already been supplied to the Party prior to the occurrence of an Event of Force Majeure.
9.2.	If a Party is unable, by reason of an Event of Force Majeure, to perform any of its obligations under this Agreement, then such obligations shall be suspended to the extent and for the period that the affected Party is unable to perform. If this Agreement requires an obligation to be performed by a specified date, such date shall be extended for the period during which the relevant obligation is suspended due to such an Event of Force Majeure under this Agreement.
9.3.	Notwithstanding anything to the contrary contained herein, a third party supplier’s (including Third Party Suppliers) failure to meet its obligations in accordance with the applicable third party supplier agreement (including Third Party Supplier Agreements) shall not constitute an Event of Force Majeure and Hynix shall be liable to NewCo for any breach of this Agreement resulting from such failure; provided that any such liability to NewCo shall be limited to the extent that such third party supplier’s liability to Hynix is limited under the applicable third party supplier agreement; provided, further, that any such liability to NewCo shall be limited to the amount that Hynix actually recovers from such third party supplier. In the case of a material breach by a third party supplier, and in the event that NewCo incurs Damages resulting from such breach of the applicable third party supplier agreement material to NewCo, Hynix shall use commercially reasonable efforts to vigorously pursue all available actions for Damage compensation from any such third party supplier. In the event Hynix receives any compensation for Damages from the third party supplier for any breach, Hynix shall pay to NewCo a pro rata portion of such Damages received from the third party supplier based on the amount of Damages suffered by NewCo relative to the aggregate amount of Damages suffered by both Parties. Each Party shall be responsible for a portion of the reasonable and documented expenses of any such actions for Damage compensation in proportion to the allocation of any recovery of Damages pursuant to the preceding sentence; provided that the Parties shall cooperate in good faith to minimize such expenses and consult with each other in advance with respect to the conduct of any such action.
9.4.	To the extent that the Services affected due to a third party’s failure to meet its obligations under the applicable third party supplier agreement are insufficient to meet NewCo’s requirements for NewCo’s use thereof in accordance with the terms and conditions hereof, Hynix shall (i) to the extent Hynix has alternative sources available internally, provide such alternate sources for the affected Services for the duration the Services are affected, (ii) to the extent that Hynix obtains any alternate sources for such Services, Hynix shall make available a pro-rata share of such alternate sources to NewCo, and (iii) if the foregoing are not available or are insufficient to meet NewCo’s requirements, Hynix shall cooperate with NewCo to locate alternate sources for such Services. To the extent the foregoing alternate sources are provided by Hynix, there shall be no incremental cost or expense to NewCo. To the extent the foregoing alternate sources are provided by third parties, NewCo shall bear the actual costs of the services it uses. To the extent that any service which both Parties utilize for their respective businesses remains partially available during an Event of Force Majeure (e.g., Hynix makes some quantity of service available but not the usual amount or Hynix otherwise accesses an alternative source of some quantity of service), each Party shall receive, to the extent practically possible, equal provision of such service up to the amount it would otherwise receive if there were no Event of Force Majeure.

Article 10. Termination; Effect of Termination
10.1.	Termination. This Agreement may be terminated at any time during the Term upon occurrence of any of the following:
(a)	by the non-breaching Party serving a written notice thereof to the other Party and the Coordinating Committee in the event of a material breach or default by the other Party of its obligations hereunder, which default shall not have been cured by other Party, or otherwise resolved by the Coordinating Committee, within sixty (60) days after written notice is provided by the non-breaching Party to the other Party and the Coordinating Committee; or

(b)	by Hynix’s serving sixty (60) days prior written notice thereof to NewCo if NewCo ceases to conduct any Permitted Business (provided that an assignment pursuant to Article 13 shall not trigger the application of this provision in so far as such assignee does not cease to conduct any Permitted Business).
10.2.	Upon termination of this Agreement, each Party shall discontinue the use of all Confidential Information provided by the other Party in connection with this Agreement, and shall promptly return to the other Party any and all Confidential Information, including documents originally conveyed to it by the other Party and any copies thereof made thereafter.
10.3.	Except as provided in this Section 10.3 and Section 10.4, following the termination or expiration of this Agreement all obligations and liabilities of the Parties under or arising from this Agreement shall cease and be of no effect, and neither Party shall have any liability under or arising from this Agreement as a consequence of the termination or expiration of this Agreement in accordance with Section 10.1 except for fraud or willful breach of this Agreement. Notwithstanding the foregoing, termination of this Agreement shall be without prejudice to the accrued rights and liabilities of the Parties prior to the termination of this Agreement.
10.4.	The respective rights and obligations of the Parties under Sections 3.9, 3.10 and 3.11 and Articles 11, 14 and 15 and other Sections which by their nature are intended to extend beyond termination, shall survive the termination or expiry of this Agreement.
Article 11. Indemnification
11.1.	Subject to Article 12 hereof, each Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party (and its shareholders, partners, members, directors, officers, employees, agents and representatives) (collectively, the “Indemnified Party”) from and against, and shall pay to the Indemnified Party the amount of any Damages arising from any breach of any representation, warranty, agreement or covenant made by the Indemnifying Party under this Agreement or the negligence, gross negligence or willful misconduct of the Indemnifying Party.

Article 12. Limitation on Liability
12.1.	Notwithstanding anything to the contrary herein, neither Party shall have any liability whatsoever to the other Party, and the other Party shall have no rights or remedies whatsoever (in each case whether in contract, tort, including negligence, or otherwise), for or in connection with any failure to provide (a) any Services in accordance with this Agreement to the extent such failure is attributable to the occurrence of an Event of Force Majeure or (b) electricity, except to the extent such failure is attributable to the Party’s gross negligence, willful misconduct or intentional breach.
12.2.	Notwithstanding anything to the contrary, no Party shall be liable to the other Party, whether by way of indemnity or otherwise, for any punitive damages, whether any such damages arise out of contract, equity, tort (including negligence), strict liability or otherwise arising out of, or related to, this Agreement and each Party hereby waives, to the fullest extent permitted by law, all rights with respect to punitive damages.
12.3.	Notwithstanding anything to the contrary contained herein, the liability of each Party (the “Breaching Party”) hereunder for Damages resulting from the Breaching Party’s breach of this Agreement or its negligence, gross negligence or willful misconduct shall be limited to (a) in the event that the Breaching Party proves that such breach was the result of the negligence of the Breaching Party and no other reason or, in the case of a tort claim, the Indemnifying Party proves that such Damages resulted from the negligence of the Indemnifying Party and no other reason, the aggregate amount received by the Breaching Party in fees hereunder for the calendar year prior to the year of determination for the Service affected by such breach and (b) in all other events, including if the breach was the result of gross negligence, willful misconduct or intentional breach, the maximum amount permitted by Korean law.
12.4.	If any Indemnified Party is at any time entitled to recover under any third-party policy of insurance (excluding any self-insurance that is not reinsured with a third party), in respect of any Damages for which indemnification is sought under Article 11, the Indemnified Party shall, at the request of the Indemnifying Party, use its commercially reasonable efforts to enforce such recovery for the benefit of the Indemnifying Party and, upon recovery under such policy, reduce the amount of Damages for which it is seeking indemnification under Article 11 by the amount actually recovered under the policy (net of all costs, charges and expenses of the Indemnified Party in connection with such recovery).
12.5.	Each Party shall subscribe for and maintain in effect, at its own expense, such insurance covering the Damages incurred from any electricity failure, with such amounts and other terms as a reasonably prudent business would maintain under like circumstances.
Article 13. Assignment
13.1.	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party will assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party, except that (i) NewCo may assign its rights hereunder as collateral security to any bona fide financial institution engaged in financing in the ordinary course providing financing to the Warrant Issuer or its Subsidiaries and any of the foregoing financial institutions may assign such rights in connection with a sale of NewCo in the form then being conducted by NewCo substantially as an entirety; (ii) Hynix and NewCo each may, upon written notice to the other Party (but without the obligation to obtain the consent of such other Party), assign this Agreement or any of its rights and obligations under this Agreement to any person, entity or organization that succeeds (by purchase, merger, operation of law or otherwise) to all or substantially all of the capital stock, assets or business of such party, to all or substantially all of its assets and liabilities or to all or substantially all of the assets and liabilities of the portion of the Party’s business to which the subject of this Agreement relates or of a division of the Party, if such person or entity agrees in writing to assume and be bound by all of the relevant obligations of such Party under this Agreement; and (iii) NewCo may, upon written notice to Hynix (but without the obligation to obtain the consent of Hynix), assign this Agreement or any of its rights and obligations under this Agreement to one or more direct or indirect Subsidiaries of Warrant Issuer.
13.2.	Notwithstanding anything to the contrary contained herein, Hynix may be entitled to utilize any subcontractor or supplementary provider in performing all or any parts of its obligations under this Agreement without any prior written consent of NewCo; provided that Hynix remains liable under this Agreement for the performance of all of its obligations.
Article 14. Governing Law; Dispute Resolution
14.1.	This Agreement shall be governed by and construed in accordance with the laws of Korea without reference to the choice of law principles thereof.
14.2.	Each Party seeking the resolution of a dispute arising under this Agreement must provide written notice of such dispute to the other Party, which notice shall describe the nature of such dispute. All such disputes shall be referred initially to the Coordinating Committee for resolution. Decisions of the Coordinating Committee under this Section 14.2 shall be made by unanimous vote of all members and shall be final and legally binding on the Parties. If a dispute is resolved by the Coordinating Committee, then the terms of the resolution and settlement of such dispute shall be set forth in writing and signed by both Parties. In the event that the Coordinating Committee does not resolve a dispute within thirty (30) days of the submission thereof, such dispute shall be resolved in accordance with Section 14.3. Notwithstanding the foregoing, Hynix and NewCo shall each continue to perform its obligations under this Agreement during the pendency of such dispute in accordance with this Agreement.
14.3.	The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement by bringing a relevant action in the Seoul Central

District Court in Seoul, Korea, in addition to any other remedy to which any Party may be entitled at law or in equity. In addition, the Parties agree that any dispute, claims or controversy between the Parties arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement, which is not resolved by the Coordinating Committee pursuant to Section 14.2 may be submitted to the exclusive jurisdiction of the Seoul Central District Court, in Seoul, Korea. Each of the Parties irrevocably waives, to the fullest extent permitted by law, any objection which it may now, or hereafter, have with respect to the jurisdiction of, or the venue in, the Seoul Central District Court.
Article 15. Confidentiality
15.1.	Neither Party shall, except as expressly permitted by the terms of this Agreement, disclose to any third party the terms and conditions of this Agreement, the existence of this Agreement and any Confidential Information which either Party obtains from the other Party in connection with this Agreement and/or use such Confidential Information for any purposes whatsoever other than those contemplated hereunder; provided, however, that this Agreement (and its terms and conditions) may be disclosed and filed publicly in connection with a public offering of securities by NewCo or its Affiliates. “Confidential Information” shall mean any and all information including technical data, trade secrets or know-how, disclosed by either Party to the other Party in connection with this Agreement, which is marked as “Proprietary” or “Confidential” or is declared by the other Party, whether in writing or orally, to be confidential, or which by its nature would reasonably be considered confidential.
15.2.	The obligation of confidentiality in Section 15.1 shall not apply to any information that: (a) was known to the other Party without an obligation of confidentiality prior to its receipt thereof from the disclosing Party; (b) is or becomes generally available to the public without breach of this Agreement, other than as a result of a disclosure by the recipient Party, its representatives, its Affiliates or the representatives of its Affiliates in violation of this Agreement; (c) is rightfully received from a third party with the authority to disclose without obligation of confidentiality and without breach of this Agreement; or (d) is required by law or regulation to be disclosed by a recipient Party or its representatives (including by oral question, interrogatory, subpoena, civil investigative demand or similar process), provided that written notice of any such disclosure shall be provided to the disclosing Party in advance. If a Party determines that it is required to disclose any information pursuant to applicable law (including the requirements of any law, rule or regulation in connection with a public offering of securities by NewCo or its Affiliates) or receives any demand under lawful process to disclose or provide information of the other Party that is subject to the confidentiality provisions hereof, such Party shall notify the other Party prior to disclosing and providing such information and shall cooperate at the expense of the requesting Party in seeking any reasonable protective arrangements requested by such other Party. Subject to the foregoing, the Party that receives such request may thereafter disclose or provide information to the extent required by such law or by lawful process.

Article 16. Miscellaneous
16.1.	Exercise of Right. A Party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a Party does not prevent a further exercise of that or of any other right, power or remedy. A failure to exercise a right, power or remedy or a delay in exercising a right, power or remedy by a Party does not prevent such Party from exercising the same right thereafter.
16.2.	Extension; Waiver. At any time during the Term, each of Hynix and NewCo may (a) extend the time for the performance of any of the obligations or other acts of the other or (b) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Any rights under this Agreement may not be waived except in writing signed by the Party granting the waiver or varied except in writing signed by the Parties.
16.3.	Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any Party shall be in writing and shall be deemed duly given only upon delivery to the Party personally (including by reputable overnight courier service), when telecopied (with confirmation of transmission having been received) during normal business hours or three days after being mailed by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon prepaid, addressed to the Party at its address set forth below (or at such other address for a party as shall be specified by such Party by like notice):
If to Hynix, to:
Hynix Semiconductor Inc.
Hynix Youngdong Building
891 Daechi-dong, Gangnam-gu
Seoul 135-738, Korea
Attention: Mr. O.C. Kwon
Facsimile: 82-2-3459-5955
If to NewCo, to:
MagnaChip Semiconductor, Ltd.
1 Hyangjeong-dong
Heungduk-gu
Cheongju City
Chung Cheong Bok-do, Korea
Facsimile: 82-43-270-2134
Attention: Dr. Youm Huh

with a copy to:
Dechert LLP
30 Rockefeller Plaza
New York, NY 10112
Telephone: (212) 698-3500
Facsimile: (212) 698-3599
Attention: Geraldine A. Sinatra, Esq.
 Sang H. Park, Esq.
16.4.	Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such expenses, except as specifically provided to the contrary in this Agreement.
16.5.	Entirety; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written or oral, between the Parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the Parties hereto any rights or remedies hereunder.
16.6.	Severability of Provisions. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be unlawful, invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is unlawful, invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any unlawful, invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the unlawful, invalid or unenforceable term or provision.
16.7.	Amendment and Modification. This Agreement (for the avoidance of doubt, including Exhibits attached hereto) may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.
16.8.	Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.
16.9.	Election of Remedies. Neither the exercise of nor the failure to exercise a right or to give notice of a claim under this Agreement shall constitute an election of remedies or limit any Party in any manner in the enforcement of any other remedies that may be available to such Party, whether at law or in equity.
16.10.	Language. This Agreement is being originally executed in the English language only. In the event that the Parties agree to have a Korean version of this Agreement following signing, this Agreement may be translated into Korean. The Parties acknowledge that the Korean version of this Agreement shall be for reference purposes only, and in the event of any inconsistency between the two texts, the English version shall control.
16.11.	Relationship of the Parties. Each Party shall perform its obligations hereunder as an independent contractor. This Agreement does not create a fiduciary or agency relationship between Hynix and NewCo, each of which shall be and at all times remain independent companies for all purposes hereunder. Nothing in this Agreement is intended to make either Party a general or special agent, joint venturer, partner or employee of the other for any purpose.
[SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representatives as of the date first above written.

Hynix Semiconductor Inc.

By:	/s/ [ILLEGIBLE]
Name:
Title:

MagnaChip Semiconductor, Ltd.

By:	/s/ [ILLEGIBLE]
Name:
Title:

Exhibit A
SHORT TERM SERVICES

Service	Notice Period for Termination
waste management or disposal service	15 days
CAO Operation Support Services	30 days
(STAMP)

Exhibit B
ENVIRONMENTAL SAFETY & FACILITY MONITORING SERVICES FEES
[***** Note: This exhibit has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Exhibit C.1
HYNIX UTILITIES AND INFRASTRUCTURE SUPPORT SERVICE FEES
[***** Note: This exhibit has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Exhibit C.2
NEWCO UTILITIES AND INFRASTRUCTURE SUPPORT SERVICES FEES
[***** Note: This exhibit has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Exhibit D
VIVIENDI SERVICES FEES & CERTAIN VIVENDI ASSETS
[***** Note: This exhibit has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Exhibit E.1
WELFARE FACILITY SERVICES FEES FOR CHEONGJU
[***** Note: This exhibit has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Exhibit E.2
WELFARE FACILITY SERVICES FEES FOR ICHON
[***** Note: This exhibit has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Exhibit E.3
WELFARE FACILITY SERVICES FEES FOR SEOUL
[***** Note: This exhibit has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Exhibit F
CHEMICAL PROCUREMENT SERVICES FEES
[***** Note: This exhibit has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Exhibit G
PARKING LOT, SPORTS FIELD AND TENNIS COURT NEAR THE WOMEN’S
DORMITORIES
The parking lot, sports field and tennis court near the women’s dormitories shall be diagramed on a separate page
(STAMP)

Exhibit G

Cheong-ju Plant Diagram

N
DORMITORY
Women's
Men's
Tennis Court
Parking Area
Sports
Field
Maxon
Bld
C-2
FAB BLDG.
C-1
FAB BLDG.
ASS'Y
C-3
FAB BLDG.
GAS PLANT
DORMITORY
MAIN
GATE

Exhibit G Cheong-ju Plant Diagram

APPENDIX I
SAMPLE CALCULATION OF FEES
[***** Note: This exhibit has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]